EXHIBIT 15.2

June 17, 2017

Re:	Capital Cities Fund, LLC Draft Offering Statement on Form 1-A Submitted May 23, 2016 CIK No. 0001640613

Dear Mr. Lin,

Please see the answer to your comments below.

Prospectus Summary

1. Please revise the “Prospectus Summary” section to prominently disclose that Sections 10.1.1 and 10.2 of the Operating Agreement, attached as Exhibit 6 to the Offering Statement, provide for a 15% annualized return on a preferred member’s Capital Account Balance, and that there is no guarantee that investors in this offering will receive a 15% annualized return on investment and that the timing and amount of distributions are in the sole discretion of your Manager, as you have disclosed in the second risk factor on page 11.

On page 1, the Company added the following: “Such 15% annualized return is not guaranteed.”

On page 4, the Company added the following: “There is no guarantee that we will be able to provide a 15% annualized return on Preferred Members’ Capital Account Balances as provided in the Operating Agreement of the Company.”

2. Please tell us whether subscriptions for the offered securities are irrevocable. If so, please provide disclosure to such effect in the “Prospectus Summary” and “Plan of Distribution” sections.

The Company has added the following language to both sections:

Subscription Agreements will remain revocable until such time that they are accepted by the Company. Upon acceptance, the Company will return a countersigned copy of the Subscription Agreement to the Subscriber and the Subscriber will become a Member of the Company.

3. In the penultimate paragraph on page 4 you disclose that you may accept subscriptions for less than the minimum $10,000 at the discretion of the Managers, and that you intend to place up to $500,000 into a segregated escrow account. Please revise your disclosure to explain the factors to be considered by the Managers in exercising discretion to lower the subscription minimum and how you intend to disclose this change going forward. In addition, to the extent that the offering proceeds do not exceed $500,000, do you intend to return the subscriptions to the original investors? If so, clearly disclose this fact. Otherwise, please revise your disclosure to describe the intended purpose of the escrow arrangement. If you will enter into an escrow agreement, please file it as an exhibit to the offering statement.

25422 Trabuco Rd, #105-244, Lake Forest, CA 92730 • (949) 855-8399

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The Company has not entered into an escrow agreement to date.

The paragraph on page 4 has been edited as follows:

The Company has set a minimum investment requirement of $10,000, but may accept subscriptions for less at the discretion of our Managers. The Managers will determine to accept less subscriptions if the potential investor has the requisite experience in investing in similar investments, but their net worth is such to where a $10,000 investment could be considered too risky under 251(D)(2)(I)(C). The Manager will subjectively evaluate the experience of such an investor. Such investors that have a net worth less than $200,000 will be asked to provide an additional investor questionnaire prior to their Subscription Agreement being accepted by the Company. We do intend to place the funds into a segregated account up to $500,000 that will be held in escrow by our intended transfer and escrow agent. If we do not reach the minimum amount of $500,000 within 180 days of the first Subscription Agreement, the Company shall return funds to Subscribers, without deduction. Therefore, purchasers of our Preferred Interests qualified hereunder may be unable to sell their securities, because there may not be a public market for our securities. Any purchaser of our securities should be in a financial position to bear the risks of losing their entire investment. Subscription Agreements will remain revocable until such time that they are accepted by the Company. Upon acceptance, the Company will return a countersigned copy of the Subscription Agreement to the Subscriber and the Subscriber will become a Member of the Company.

Tax Treatment of Company and its Subsidiaries, page 28

4. You provide a summary and discuss the treatment of limited liability companies as partnerships. We also note the “Risks Related to Taxes” risk factor disclosure on page 13 discussing your counsel’s inability to opine with respect to certain “material tax aspects of the transactions” described in the offering statement. To the extent that the tax consequences of an investor’s investment in the Preferred Interests are material, you must provide a tax opinion with your next amendment. For guidance, please refer to Staff Legal Bulletin 19 located on our website. For additional guidance, see Question 128.07 of the Securities Act Forms Compliance and Disclosure Interpretations, which is located at http://www.sec.gov/divisions/corpfin/guidance/safinterp.htm. If you believe that the tax consequences are not material to your investors, please explain why.

Please see the attached opinion of counsel.

Exhibits

Exhibit 4. Subscription Agreement

5. We note that Section 1.7 of the Subscription Agreement requires an investor to acknowledge that it “has read and evaluated, or has employed the services of an investment advisor, attorney or accountant to read and evaluate, all of the documents furnished or made available by the Issuer to the Subscriber, including the Offering Circular. . . .” Please note that this is an inappropriate representation and should be removed. Please refile the Subscription Agreement as revised.

The inappropriate representation has been removed.

25422 Trabuco Rd, #105-244, Lake Forest, CA 92730 • (949) 855-8399

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Exhibit 12. Opinion re: Legality

6. We note counsel’s statement in the penultimate paragraph that the “securities of the Company to be issued pursuant to the Qualification Statement are validly authorized and will be validly issued, fully paid and non-assessable.” Please have counsel revise its opinion to clearly state that the Preferred Interests will be when sold legally issued and whether the purchasers of the securities will have any obligation to make payments to the company (other than the price for the securities) or contributions to the company or its creditors solely by reason of the purchasers’ ownership of the securities. Please refer to Section II.B.1.b of Staff Legal Bulletin No. 19 for guidance.

The following information has been added:

The purchasers of the securities will have no obligation to make payments to the Company other than the price for the securities. Purchasers will not have any obligations to creditors of the Company due to the purchasers’ ownership of the Preferred Membership Interests.

Thank you.

Sincerely,

/s/ Jillian Sidoti

Securities Counsel for the Company

25422 Trabuco Rd, #105-244, Lake Forest, CA 92730 • (949) 855-8399

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August 17, 2017

Re:	Capital Cities Fund, LLC
Draft Offering Statement on Form 1-A Submitted May 23, 2016 CIK No. 0001640613

Dear Mr. Lin,

Please see the answer to your comments below.

General

1. In an appropriate section of the filing, please provide the description of securities required by Item 202 of Regulation S-K and Item 18 of Form S-11. In this regard, we note that disclosure has been provided pursuant to Part I of Form S-11. Please also explain the defined terms used in the offering circular, such as “Preferred Distributions” and “Cash Available from Operations.” Revise to clarify whether distributions on the preferred interests are dependent upon borrower payments of the underlying loans made by the company. We may have additional comments following the review of your response.

We changed certain definitions. See below.

We added this information to the cover page:

Preferred Returns will not be paid unless there is cash available to make such distributions from the profits derive from the Company’s lending activities. In other words, after expenses are made, but prior to any other profit distributions are made, the Preferred Members will receive a return of 7% of their Capital Account Balance.

We also added the following to the Operating Agreement Summary:

Promptly after the end of each quarter, the Company will make distributions of Distributable Cash in amounts to be determined at the sole discretion of the Manager, as follows:

First, to the Preferred Members, in accordance with their Percentage Interests, until the Preferred Members have received total distributions equal seven percent (7%) per annum return on their Capital Account Balance.

25422 Trabuco Rd, #105-244, Lake Forest, CA 92730 • (949) 855-8399

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Then, to the Manager.

Such Distributions from operations of Distributable Cash shall not result in a reduction of the Capital Contribution of a Member. Only distributions from a Capital Transaction will result in a reduction of Capital Contributions.

"Distributable Cash" means all cash of the Company derived from Company operations and miscellaneous sources (whether or not in the ordinary course of business) reduced by: (a) the amount necessary for the payment of all current installments of interest and/or principal due and owing with respect to third party debts and liabilities of the Company during such period, including but not limited to any short term loan, permanent loan or any other third party financing obtained by or on behalf of the Company; (b) the repayment of Advances, plus interest thereon; and (c) such additional reasonable amounts as the Manager, in the exercise of sound business judgment, determines to be necessary or desirable as a reserve for the operation of the business and future or contingent liabilities of the Company.

“Preferred Return” shall mean a return of seven percent (7%) per annum on Preferred Membership Interests.

Capital Transactions

In the event of a Capital Transaction (as defined in the Operating Agreement of the Company), the proceeds from such a Capital Transaction will first go to pay any indebtedness on the property involved in the Capital Transaction, then will be distributed as follows:

First, to the Preferred Members, in accordance with their Percentage Interests, until the Preferred Members have received total distributions equal seven percent (7%) per annum return on their Unreturned Capital Contributions with respect to the property in question.

Second, to the Preferred Members, in proportion to their respective Interest in the Company, in an amount equal to 100% of that portion of each Preferred Member's Capital Contribution allocated to the property involved in the Capital Transaction, based upon the cost of that property as a percentage of the cost of all properties purchased by the Company. This distribution will result in a partial return of each relevant Preferred Member’s respective Capital Contribution.

Third, to the Manager, in an amount equal to 100% of the remaining proceeds from the capital transaction.

Distribution at Liquidation

In the event of distributions at liquidation, the proceeds from all liquidation activities will first go to pay any indebtedness on the property involved in the Capital Transaction, then will be distributed as follows:

First, to the Preferred Members, regardless of Class, return of their Capital Account, prorated with the numerator being the Preferred Member’s individual Capital Account balance and the denominator being the sum of all Preferred Members’ Capital Account balances until all Preferred Members’ Capital Account balances are zero.

25422 Trabuco Rd, #105-244, Lake Forest, CA 92730 • (949) 855-8399

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Second, so long as the Preferred Members have received 100% of their Capital Account, an amount equal to 100% of that portion of the Manager’s capital account balance.

Third, to the Preferred Members, in accordance with their Percentage Interests, until the Preferred Members have received total distributions equal seven percent (7%) per annum return on their Capital Account Balance.

Fourth, to the Manager, in an amount equal to 100% of remaining proceeds from the capital transaction.

In the alternative, the Manager, in its sole discretion, may elect to forgo the distributions under this section and re-invest the monies so retained by the Company

2. We note that your disclosure of financial information in several parts of the Offering Circular in Part II of Form 1-A is provided only as of and for the period ended December 31, 2015. Given that updated financial statements for the year ended December 31, 2016 are presented in the filing, please revise to include updated financial information throughout the filing for the latest period presented.

We have made edits throughout the Form 1-a to discuss the 2016 financials.

Prospectus Summary

3. We note your revised disclosure in response to comment 3. Please revise to:

•	clarify whether the funds placed in your escrow account will be immediately accessible to the company after a subscription is accepted;

We do intend to place the funds into a segregated account up to $500,000 that will be held in escrow by our intended transfer and escrow agent. Once the Company reaches $500,000, the Company will immediately use funds to carry out its intended business plan. If we do not reach the minimum amount of $500,000 within 180 days of the first Subscription Agreement, the Company shall return funds to Subscribers, without deduction within 48 hours of the end of the 180 day period. All funds received after the minimum of $500,000, will be deposited into the Company’s operating account and will be immediately available to the Company after a subscription is accepted.

•	indicate that funds in the escrow account will be promptly returned to the investors if the minimum is not reached after the offering terminates. See Rule 10b-9 of the Securities Exchange Act of 1934; and

If we do not reach the minimum amount of $500,000 within 180 days of the first Subscription Agreement, the Company shall return funds to Subscribers, without deduction within 48 hours of the end of the 180 day period.

•	disclose on the cover page any arrangement to place the funds in escrow. See Item 501(b)(8)(iii) of Regulation S-K.

We do not have any current arrangements.

25422 Trabuco Rd, #105-244, Lake Forest, CA 92730 • (949) 855-8399

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When the escrow agreement becomes available, please also describe the material terms of the agreement and file it as an exhibit. Refer to Item 17(8) of Part III to Form 1-A.

4. We note your revised disclosure that you may change the minimum subscription amount. Please revise to explain how disclosure of the new minimum subscription amount will be communicated to investors, e.g., through filing a post-qualification amendment or new Form 1-A offering statement.

We will disclose the new minimum subscription amount through a post-qualification amendment.

Use of Proceeds, page 15

5. We note your disclosure on page 16 that as of December 31, 2015, the Manager has paid for all of the expenses on behalf of the Company. Please update this disclosure for the period ended December 31, 2016 or the latest period presented.

We have updated this disclosure

Selected Financial Data, page 17

6. We note the introduction paragraph to your selected financial data states that your presentation reflects statement of operations and balance sheet data from inception through the period ended December 31, 2015, which is inconsistent with your presentation as of and for the year ended December 31, 2015 only. We also note your selected financial data indicates that there were $0 expenses for the year ended December 31, 2015, which is inconsistent with your statement of operations indicating you incurred $5,481 of operating costs. Please explain and revise your selected financial data, as necessary.

We have amended this section to read as follows:

	At December 31, 2016	At December 31, 2015

TOTAL ASSETS	$9.25	$(1.25)

LIABILITIES AND MEMBERS’ EQUITY

LIABILITIES

Current Liabilities		-

TOTAL LIABILITIES		-

TOTAL MEMBERS’ EQUITY	9.25	(1.25)

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$9.25	$(1.25)

25422 Trabuco Rd, #105-244, Lake Forest, CA 92730 • (949) 855-8399

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	For the year ended December 31, 2016	For the year ended December 31, 2015

Revenues	$-	$-

Expenses	$6,024.50	$5,384.00

Net Income (Loss)	$(6,024.50)	$(5,384.00)

Management’s Discussion and Analysis of Financial Condition

General

7. We note you present two separate Management’s Discussion and Analysis of Financial Condition, one beginning on page 17 and the other beginning on page F-7. Please revise your document to include one Management’s Discussion and Analysis of Financial Condition.

We removed the disclosure on page F-7

Results of Operations, page 18

8. We note your disclosure that you have not generated any losses for the years ended December 31, 2016 and 2015, which appears inconsistent with your income statement which indicates that you did not generate any revenues yet incurred operating costs of $6,025 and $5,481 in fiscal year 2016 and 2015, respectively. Please explain the reason for this discrepancy and revise your disclosure, as necessary.

We updated this section to read as follows:

Results of Operations

We generated no revenues for the years ended December 31, 2016 and December 31, 2015. For the year ended December 31, 2016, we generated losses of $6,024.50 compared to December 31, 2015 where we generated losses of $5,384.00. Most of expenses were due to legal fees related to this offering.

Liquidity and Capital Resources, page 18

9. We note your disclosure that for the years ended December 31, 2016 and 2015, the Company did not incur any expenses. This appears inconsistent with your income statement which indicates that you incurred operating costs of $6,025 and $5,481 in fiscal year 2016 and 2015, respectively. Please explain the reason for this apparent discrepancy and revise your disclosure, as necessary.

25422 Trabuco Rd, #105-244, Lake Forest, CA 92730 • (949) 855-8399

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We have revised as follows:

Liquidity and Capital Resources

As of December 31, 2016, the Company had $9 in cash and total liabilities of $0. For the years end December 31, 2016 and December 31, 2015, the Company incurred $6,024.50 and $5,384 in expenses, respectively. The Company hopes to raise $5,000,000 in this Offering. Upon the qualification of the Form 1-A, the Company plans to pursue its investment strategy of loaning proceeds to real estate entrepreneurs. Operations will not commence until the Company has enough capital to loan proceeds to real estate entrepreneurs within the confines of this Offering. There can be no assurance of the Company’s ability to do so or that additional capital will be available to the Company. The Company currently has no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Since the Company has no such arrangements or plans currently in effect, its inability to raise funds for the above purposes will have a severe negative impact on its ability to remain a viable company.

Financial Statements

General

10. We note that you label some, but not all, pages of your financial statements as unaudited. Please label all financial statement pages as unaudited, including the statement of changes in net assets attributable to the member, the statements of cash flows and the notes to financial statements, on pages F-4, F-5 and F-6, respectively.

We have revised.

Balance Sheets, page F-2

11. Please revise the line item labeled “net income” to “net loss.”

We have revised.

Statements of Operations, page F-3

12. We note your statements of operations indicates that there was no income (loss) before income tax despite the fact that you generated $0 revenues and incurred operating costs of $6,025 and $5,481 for the years ending December 31, 2016 and 2015, respectively. Please explain and revise your disclosure, as necessary.

We have revised.

Thank you.

Sincerely,

/s/ Jillian Sidoti

Securities Counsel for the Company

25422 Trabuco Rd, #105-244, Lake Forest, CA 92730 • (949) 855-8399

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